Mike

Thank you ____________, and welcome to all those joining us today for National Research Corporation’s year-end 2003 earnings conference call. My name is Mike Hays, CEO of National Research. Joining me on the call today is our CFO, Pat Beans. Before we commence the call, I would ask Pat to review with us conditions that relate to forward looking statements we may make during today’s call. Pat.

Pat

Thank you, Mike. This conference call includes “forward-looking” statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike

Thank you, Pat.

During today’s call I will review highlights of the last quarter of 2003 and summarize our performance for the year. I will then turn the call back to Pat to provide you the details of our financial performance for the quarter and the year just ended, after which, and before opening the call to questions, I will review the current year 2004.

Fourth quarter financial performance resulted in revenue of $6.7 million, up from $6.2 million for the fourth quarter of 2002. We are also pleased with the 2003 annual revenue of $26.9 million, which equates to a 20% revenue growth over 2002. We see no reason that we cannot meet or exceed that growth rate in 2004.

Fourth quarter EPS was $0.17 matching the fourth quarter 2002. The lack of growth in fourth quarter earnings was a result of accelerating marketing and sales efforts in light of the increasing pace surrounding the National Standard which I will focus on later in the call.

Earnings per share for the year was $0.60 compared to $0.54 per share in 2002. This equals an 11% growth which we feel we can surpass in 2004.

At this time, Pat, may I ask that you provide details for the 4th quarter and year-end December 2003

Pat

Thank you, Mike.

During the 4th quarter of 2003, NRC achieved revenues of $6.7 million exceeding $6.2 million in the 4th quarter 2002. This revenue growth is primarily the outcome of additional new clients.

2003 was a record year for the company’s annual revenues, reaching $26.9 million compared to $22.4 million in 2002. This was a 20.3% increase over 2002. Over the last two years, National Research Corporation has grown its revenues over 50%. In 2003 we did exceed our annual minimum revenue growth rate goal of 20%. We believe that this growth rate, which we have worked hard to create over the last couple of years, will continue into 2004.

The net income for the 4th quarter of 2003 remained flat at $1.2 million or $0.17 per basic and diluted share which matched the 4th quarter 2002. As we stated in the press release, during the 4th quarter of 2003, we stepped-up our focus on business development resulting in $302,000 of increased marketing expenses, or $0.03 per share, over the 4th quarter 2002. Our belief is that these development efforts will position Nation Research Corporation to capitalize on revenue opportunities in 2004.

The EPS for 2003 was $0.60 cents per share, compared to $0.54 cents per share in 2002. Our net income for 2003 was $4.4 million compared to $3.9 million in 2002. Our net income growth rate of 11.8% for 2003 was below our goal of 20%, but with the business plan we have in place, we feel that we can at least reach our minimum goal of 20% EPS growth rate in 2004.

Our direct expenses as a percentage of revenue were 40.8% for the quarter which was in line with our expectations for the 4th quarter 2003. We expected direct expenses would decrease during the 4th quarter compared to the 3rd quarter. Direct expenses for 2003 were in line with our goal at 44.7% of revenue. Direct expenses going into 2004 should be in line on an annual basis with the expected annual margin goal of 42 to 45% of revenue.

Selling, General and Administrative expenses in total dollars increased to $1.6 million during the 4th quarter 2003 compared to $1.2 million during the 4th quarter 2002. This increased the SG&A to 23.8% of revenue for the quarter, which was slightly higher than our goal for 2003. We expect that SG&A expenses will stay in this range as a percent of revenue during 2004; with our goal being in the range of 23 to 25% of revenue.

Depreciation and amortization was 7.1% of revenue during the 4th quarter 2003, or $478,000. For the year it was 7.2% of revenue or $1.9 million. The depreciation and amortization goal for 2004 should be in the range of 5.5% to 6.5% of revenue.

The company continues to improve its strong financial position. The balance sheet has improved each quarter and should continue to improve even more during the first quarter of 2004. Cash flow from operations for 2003 was $8.3 million. Cash and short-term investments as of December 31, 2003, was approximately $16.2 million, or $2.22 per share. The net cash and short-term investments improved by $5.2 million during 2003.

The strong revenue and earnings growth momentum which started two years ago continues to improve our strong financial position. We feel that this momentum is continuing into 2004. As stated yesterday in the press release, we believe with our current visibility, we are anticipating our earnings per share in the first quarter 2004 to be $0.16 per share, an increase of approximately 23% over the prior year period.

I will now turn it back over to Mike for additional discussion.

Mike

Thank you Pat

Given the events surrounding the national standard, I would like to focus my remarks on that topic. However, Pat and I will be glad to address any topics you have during the Q&A.

As you know, we have held the belief that a key driver to NRC’s growth and our category in general, will be the increased demand for performance measurement and improvement products driven by the national public reporting program that we have discussed many times. I am happy to report our forecasts are coming true and we are now seeing revenue being generated by this national program. In our estimation, this is just the beginning of what will be a multi-year run.

The national program of healthcare transparency has taken major leaps forward over the last twelve months. In fact, in the last quarter alone, roughly 1,000 additional hospitals committed to participate, an increase of 59% from 90 days ago. The current voluntary participation now stands at 2,711 hospitals, up from 1,783 we reported on the last call. The driver of this massive increase in participation is due to the financial incentive that will be paid to hospitals publicly reporting their performance. This new incentive was introduced as a rider to the prescription drug bill that was enacted last fall. Given this new law, we now envision that the number of participating hospitals will include the vast majority of the 4,600 odd hospitals that can participate.

The first signs of revenue for National Research Corporation came from a contract for the pilot of the new survey which will include 200 hospitals in California and represents the first major use of the tool. That project is now under way and will help drive quarter one revenue and EPS which we anticipate to show a 23% growth.

In addition, we are now seeing a return on our investments made over 24 months ago when we started new product development efforts to support hospitals with public reporting of performance. These new sets of offerings have expanded our current product portfolio and now have proven themselves by generating recurring revenue. For example, one of our new products first sold during 2003 has just been renewed for the year 2004 through 2005. This simple example illustrates not only market acceptance, but helps build future recurring revenues.

Mid last year we started to expand our sales and marketing areas including our sales force, and that effort continues. Today we have 31 sales associates, up from 27 associates last November and feel we are in a good position to capitalize on the growing market that is now emerging

I would now like to open the call to questions.